UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2005

CARRIAGE SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-11961	76-0423828
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 St. James Place 4th Floor Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (713) 332-8400

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Indenture

On January 27, 2005, Carriage Services, Inc. (“Carriage”), along with its subsidiaries (excluding Carriage Services Capital Trust) entered into an Indenture (the “Indenture”) with Wells Fargo Bank, N.A., as Trustee, relating to the issuance by Carriage of $130 million aggregate principal amount of 7.875% Senior Notes due 2015 (the “Notes”).  The Notes were issued in a private placement only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Act”), and outside the United States pursuant to Regulation S under the Act.  The Notes  were sold pursuant to a purchase agreement dated January 20, 2005 by and among Carriage and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities, LLC, as the initial purchasers (“Initial Purchasers”).  The Notes bear interest at a rate of 7.875% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2005.  The Notes mature on January 15, 2015.

The Notes are general unsecured obligations of Carriage and rank equal in right of payment with all of Carriage’s existing and future senior debt and senior in right of payment to all of Carriage’s existing and future subordinated debt, including Carriage’s TIDES preferred securities.

The Indenture contains a number of covenants restricting the operations of Carriage and its subsidiaries, limiting their respective ability to incur additional indebtedness, create certain liens, pay dividends or make distributions, make investments and engage in transactions with affiliates.  Upon the occurrence of certain types of “change of control”, the Indenture requires Carriage, if it has not exercised its redemption right as described below, to make an offer to repurchase the Notes at 101% of the principal amount thereof, plus any accrued and unpaid interest to the repurchase date, unless certain conditions are met.

Carriage may redeem the Notes at any time or from time to time on and after January 15, 2010, at redemption prices of 103.938%, 102.625%, and 101.313% of the principal amount thereof if the redemption occurs during the respective 12-months periods beginning on January 15 of the years 2010, 2011 and 2012, respectively, and at a redemption price of 100% of the principal amount thereof if redeemed on and after January 15, 2013, in each case, plus any accrued and unpaid interest to the redemption date.  In addition, prior to January 15, 2008, Carriage may on one or more occasions redeem, with the net cash proceeds of one or more equity offerings, up to an aggregate amount equal to 35% of the aggregate principal amount of the Notes at a redemption price of 107.875% of the principal amount of the Notes, plus accrued and unpaid interests; provided that at least 65% in aggregate principal amount of the Notes remain outstanding immediately after such redemption and each such redemption occurs within 90 days of the closing of the related equity offering.

The Indenture contains standard events of default including, but not limited to, failure to make timely payments of principal and interest, default under any other indebtedness and certain events of bankruptcy or insolvency by Carriage or a significant subsidiary of Carriage.

Carriage has used the net proceeds to pay in full the principal, interest and make-whole premium on the Company’s existing senior notes due in 2006 and 2008 and to repay all outstanding borrowings under its existing revolving credit facility.  Carriage will use the remainder of the net proceeds to bring current the TIDES preferred securities’ unpaid interest that has been deferred since September 2003, and for general working capital purposes.

A copy of the Indenture is attached to this Report as Exhibit 4.1.

Registration Rights Agreement

In connection with the issuance of the Notes, Carriage also entered into a registration rights agreement dated January 27, 2005 (the “Registration Rights Agreement”) among Carriage, its subsidiaries (excluding Carriage Services Capital Trust) and Initial Purchasers.

Pursuant to the Registration Rights Agreement, Carriage will, at its own expense, (i) within 90 days following January 27, 2005, file an exchange offer registration statement for new issues of substantially identical notes registered under the Act; (ii) use all reasonable efforts to cause the exchange offer registration statement to become effective within 180 days after January 27, 2005; and (iii) commence the exchange offer as soon as practicable after such registration statement becomes effective.  Under some circumstances, in lieu of a registered exchange offer, Carriage has agreed to file a shelf registration statement with respect to the resale of the Notes and to use its reasonable best efforts to keep the shelf registration statement effective until the earlier of two years after its effective date or such shorter period ending when all Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or are no longer subject to restrictions on resale pursuant to Rule 144 under the Act, or any successor Rule thereto.  Carriage is required to pay additional interest if it fails to comply with its obligations to register the Notes within specified time periods.

A copy of the Registration Rights Agreement is attached to this Report as Exhibit 4.2.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure contained in “Item 1.01 Entry into a Material Definitive Agreement” is incorporated in this Item 2.03 by reference.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits:

Exhibit
Number	Description

4.1	Indenture dated as of January 27, 2005 between Carriage Services, Inc., the Guarantors named therein, as Guarantors, and Wells Fargo Bank, National Association, as trustee.

4.2	Registration Rights Agreement dated as of January 27, 2005 among Carriage Services, Inc., the Guarantors named therein and the Initial Purchasers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARRIAGE SERVICES, INC.

	By:	/s/ Joseph Saporito
Joseph Saporito
Executive Vice President & Chief Financial Officer

Date: February 2, 2005

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Indenture dated as of January 27, 2005 between Carriage Services, Inc., the Guarantors named therein, as Guarantors, and Wells Fargo Bank, National Association, as trustee.

4.2	Registration Rights Agreement dated as of January 27, 2005 among Carriage Services, Inc., the Guarantors named therein and the Initial Purchasers named therein.